Exhibit 10.4

RYERSON HOLDING CORPORATION

2014 OMNIBUS INCENTIVE PLAN

2015 RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”) is dated as of ____________ (the “Grant Date”) between Ryerson Holding Corporation, a Delaware corporation (the “Company”), and ____________________________ (the “Participant”).  Capitalized terms not defined herein shall have the meaning given such terms in the Ryerson Holding Corporation 2014 Omnibus Incentive Plan, as amended from time to time (the “Plan”), a copy of which has been provided to the Participant.

WITNESSETH

WHEREAS, the Company wishes to award to the Participant restricted stock units (“RSUs”) that vest on a stated date subject to certain service requirements;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereunder, agree as follows:

1.Grant.  Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to the Participant an award of _______ RSUs.  Such number of RSUs shall be subject to adjustment as provided in Section 11 of the Plan.  Each RSU covered by this Agreement represents the right to receive one share of Stock or, in the discretion of the Committee, a cash amount equal to the Fair Market Value of one share of Stock on the vesting date, subject to the vesting requirements set forth in Paragraph 2.  [RSUs allocated to Participants are granted in respect of services rendered by the Participant in the calendar year of the award. In no event may RSUs be allocated to Participants for, or in respect of, services rendered in any period prior to the commencement of the calendar year in which the RSUs are granted.]

The Participant agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan (which are incorporated herein by reference) and this Agreement.  To the extent any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the term or provision of the Plan shall control.

2.Vesting.  The RSUs granted to the Participant under this Agreement shall become vested according to the following schedule if the Participant remains employed by or in the service of the Service Recipient through the applicable vesting date:

Number of RSUs Becoming Vested	Vesting Date
____ RSUs	Last day of month in which Grant Date occurs
____ RSUs	First Anniversary of Grant Date
____ RSUs	Second Anniversary of Grant Date
____ RSUs	Third Anniversary of Grant Date

3.Dividend Equivalent Rights.  On each date that the Company pays an ordinary  cash dividend to holders of Stock after the Grant Date and prior to the Delivery Date (defined in Paragraph 7), the Company shall credit to a bookkeeping account established for the Participant an additional number of RSUs equal to (i) the number of RSUs covered by this Agreement, multiplied by (ii) the dollar amount of the per share cash dividend, and divided by (iii) the Fair Market Value of a share of Stock on the dividend payment date. RSUs credited pursuant to this Paragraph 3 shall be subject to the same terms and conditions (including vesting, forfeiture and Delivery Date) as the RSUs to which such dividend equivalent rights relate.

4.Restrictions and Forfeiture.  The Participant may not sell, assign, transfer, pledge or otherwise encumber or dispose of the RSUs covered by this Agreement, and any attempt to do so shall be void.   Unvested RSUs covered by this Agreement shall be forfeited on the date of the Participant’s Termination for any reason.

5.Rights as Shareholder.  The Participant shall have no rights as a shareholder with respect to RSUs covered by this Agreement, unless and until shares of Stock are delivered pursuant to Paragraph 7.

6.Withholding of Taxes.  The obligation to register shares of Stock or pay any amounts hereunder on the Delivery Date shall be subject to the Participant satisfying applicable federal, state and local tax withholding requirements.  The Committee, in its discretion, may permit or require the Participant to satisfy the federal, state and/or local withholding tax, in whole or in part, by (i) electing to have the Company withhold shares of Stock, (ii) permitting the Participant to return previously acquired shares of Stock to the Company, or (iii) implementing such other arrangement (including "sell-to-cover") as are satisfactory to the Committee; provided, however, that the Company must limit the number of shares withheld to satisfy the tax withholding requirements with respect to the Award to the extent necessary to avoid adverse accounting consequences.

7.Delivery of Shares.  For each RSU that becomes vested hereunder, one share of Stock shall be registered in the Participant’s name or, if the Committee has determined pursuant to Paragraph 1 hereof to settle the RSUs in cash, an amount in cash equal to the Fair Market Value of one share of Stock on the vesting date shall be paid to the Participant, on the Delivery Date.  The “Delivery Date” shall be a date specified by the Committee that is not later than 60 days following such vesting date, [but in any event shall be not later than December 31, of the 3rd calendar year following the calendar year in which the RSUs are granted]. Any fractional RSU becoming vested shall be payable in cash on the Delivery Date.  In no event shall the Participant be permitted, directly or indirectly, to designate the Delivery Date.

8.Employment or Service of Participant.  Nothing in this Agreement shall be construed as constituting an agreement or understanding of any kind or nature that the Service Recipient shall continue to employ or engage the Participant, nor shall this Agreement affect in any way the right of the Service Recipient to terminate the employment or service of the Participant at any time.

9.No Section 83(b) Election.  The Participant may not make an election under section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to RSUs.

10.Governing Law.  This Agreement shall be governed by Delaware law (without reference to principles of conflicts of laws), to the extent not governed by Federal law.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

PARTICIPANTRYERSON HOLDING CORPORATION

By:

Participant’s Signature

DateDate

4